December 22, 1994

                  DEFERRED COMPENSATION PLAN FOR DIRECTORS
                                  OF
                     CONSOLIDATED NATURAL GAS COMPANY

                              ARTICLE I

     1.1 Name and Purpose. The name of this plan is the "Deferred Compensation Plan for Directors of Consolidated Natural Gas Company" (the "Plan"). Its purpose is to provide non-employee Directors of the Company with increased flexibility in timing the receipt of board service fees and to assist the Company in attracting and retaining qualified individuals to serve as Directors.

     1.2 Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth below:

          (a)  "Company" means Consolidated Natural Gas Company.

          (b) "Closing Price" means the NYSE closing price of the Company's Common Stock as reported in The Wall Street Journal, for the day at issue or the previous trading day if the day at issue is not a trading day.

          (c) "Common Stock" means the Common Stock ($2.75 par value) of the Company.

          (d) "Stock Credit" means a credit that is equivalent to one share of CNG Common Stock.

          (e) "Compensation" means all remuneration paid to a Director for service as a Director other than reimbursement for expenses and shall include, but not be limited to, annual retainer and fees for attendance at meetings.

          (f) "Director" means any individual serving on the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.

          (g) "Participant" means a Director who has filed an election to participate under Section 3.1 with regard to any Plan Year.

          (h) "Plan Administrator" means a Committee consisting of the Secretary, Assistant Secretary, and the Controller of the Company.

          (i)  "Plan Year" means the calendar year.


                              ARTICLE II

      2.1 Participation in the Plan. Any individual who is a non-employee Director may participate in the Plan.

                              ARTICLE III

      3.1 Election to Participate. Each Director may elect annually to have payment of all or any portion of his or her Compensation for that Plan Year deferred. If the Participant ceases to be a Director, the Participant's account balance will be paid as soon as practicable following the end of the Plan Year during which the Participant ceased to be a Director. Except for the election for the 1987 Plan Year which may be made during January 1987, no election to defer under this Plan may be made after December 31 of the year preceding the Plan Year during which Compensation would otherwise be paid or within thirty days after the date a Director becomes a Director. An election to defer any Compensation shall be in writing and shall be received by the Secretary in a form prescribed by the Plan Administrator. An election to defer shall be irrevocable by the Director and shall be effective only for the Plan Year immediately following the date on which it was filed. In the absence of a signed Director's election to defer delivered to the Secretary, any Compensation will be paid directly to the Director.

      3.2 Mode of Deferral. Payment of a Participant's Compensation may be deferred by means of a Cash Credit, a Stock Credit, or a combination of the two as the Participant shall elect in writing at the same time as the election provided for in Section 3.1. If a Participant fails to make an election as to mode of deferral, he or she shall be deemed to have elected deferral by means of a Cash Credit. Cash Credits and Stock Credits shall be recorded in accounts established in each Participant's name on the books of the Company.

          (a) Cash Credits. If the deferral is wholly or partly by means of a Cash Credit, the Participant's Cash Credit account shall be credited with the dollar amount of Compensation deferred by means of a Cash Credit at the time it is earned. As of the last day of each calendar quarter, the Participant's Cash Credit account shall be credited with an interest equivalent in an amount determined by applying to the current balance in the account an interest rate for such quarter which shall be equal to the closing prime commercial rate on that date at the Chase Manhattan Bank (National Association) located in New York City.

          (b) Stock Credits. If the deferral is wholly or partly by means of a Stock Credit, the Participant's Stock Credit account shall be credited with a Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of the Compensation deferred at the Closing Price of Common Stock on the day the Compensation is earned. As of the date any dividend is paid to shareholders of Common Stock, the Participant's Stock Credit account shall also be credited with an additional Common Stock equivalent equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased at the Closing Price of Common Stock on such date with the dividend paid on the number of shares of Common Stock to which the Participant's Stock Credit account is then equivalent. In case of dividends paid in property, the dividend shall be deemed to be the fair market value of the property at the time of distribution of the dividend, as determined by the Plan Administrator.

          (c) Current Directors who have been accumulating Cash Credits under the prior plan, will have a one-time opportunity to convert some or all of those Cash Credits to Stock Credits on the Election Form dated January 1987.

     3.3  Distribution of Credits.

          (a) Unless a Participant has elected a different number of Installments as provided below, payment of a Participant's account balance shall be made in one installment as soon as practicable following the end of the Plan Year in which the Participant ceases to be a Director.

               At the written request of a Participant, the Plan Administrator, in its sole discretion, may authorize payment of all or a part of the Participant's account balance prior to his or her termination of service as a Director or acceleration of payment of any installments if the Plan Administrator finds that continued deferral will result in financial hardship to the Participant. Under this paragraph, conversion of Stock Credits to cash will be made by multiplying the number of Stock Credits converted by the Closing Price of the Common Stock on the day the request is received.

          (b) Distribution of a Participant's Cash Credit account balance shall be made in cash. Distribution of his or her Stock Credit account balance shall also be made in cash with the amount of the distribution determined by multiplying the number of Stock Credits attributable to the installment by the Closing Price of Common Stock on the last business day in December immediately prior to the Plan Year in which the installment is to be paid.

          (c) At the one-time election of a Participant made in writing to the Secretary, all or any designated portion of the Stock Credit account may be changed to, and such Participant shall instead be credited with, a Cash Credit account as of the first day of the calendar quarter following the quarter in which the election is made. The amount credited to the Cash Credit account shall be determined by multiplying the number of shares of Common Stock to which the Stock Credit account is then equivalent and as to which such election has been made, by the Closing Price of the Company's Common Stock on the last business day of the last month of the calendar quarter preceding the date of the election to convert. Any Stock Credits attributable to dividends paid on Common Stock during the calendar quarter in which the election is made shall be credited before making the conversion. Such election may be made by a Participant, regardless of his or her age, at any time prior to the end of the Plan Year in which the Participant ceases to be a Director. An election by a Participant under this Section 3.3(c) shall be irrevocable.

     3.4 Adjustment. If at any time the number of outstanding shares of Common Stock shall be changed as the result of any stock dividend, subdivision or reclassification of shares, the number of shares of Common Stock to which each Participant's Stock Credit account is equivalent shall be changed in the same proportion as the outstanding number of shares of Common Stock is changed. In the event the Company shall at any time be consolidated with or merged into any other corporation and holders of the Company's Common Stock receive common shares of the resulting or surviving corporation, there shall be credited to each Participant's Stock Credit account, in place of the shares then credited thereto, a stock equivalent determined by multiplying the number of common shares of stock given in exchange for a share of Common Stock upon such consolidation or merger, by the number of shares of Common Stock to which the Participant's account is then equivalent. If in such a consolidation or merger, holders of the Company's Common Stock shall receive any consideration other than common shares of the resulting or surviving corporation, the Plan Administrator, in its sole discretion, shall determine the appropriate change in Participants' accounts.

     3.5 Installment Amount. In the event a Participant has elected to receive distribution of his or her account balance in more than one installment, the amount of each installment shall be determined by multiplying the current balance in the accounts as determined under Section 3.2, by a fraction, the numerator of which is one, and the denominator of which is the number of installments yet to be paid.

     3.6 Distribution upon Death. In the event of the death of a Participant, whether before or after cessation of service as a Director, any Cash Credit account balance and Stock Credit account to which he or she was entitled, shall be converted to cash and distributed in a lump sum to such person or persons or the survivors thereof, including corporations, unincorporated associates or trusts, as the Participant may have designated. All such designations shall be made in writing, signed by the Participant and delivered to the Secretary. A Participant may from time to time revoke or change any such designation by written notice to the Secretary. If there is no unrevoked designation on file with the Plan Administrator at the time of the Participant's death, or if the person or persons designated therein shall have all predeceased the Participant or otherwise ceased to exist, such distributions shall be made in accordance with the Participant's will or in the absence of a will, to the administrator of the Participant's estate. Any distribution under this Section 3.6 shall be made as soon as practicable following notification to the Plan Administrator of the Participant's death. In this case, the Participant's Stock Credit account shall be converted to cash by multiplying the number of whole and fractional shares of Common Stock to which the Participant's Stock Credit account is equivalent by the Closing Price of Common Stock on the last business day during the last month prior to the date of death.

     3.7 Withholding Taxes. The Company shall deduct from all distributions under the Plan any taxes required to be withheld by federal, state, or local governments.


                                ARTICLE IV

     4.1 Plan Administrator. The Plan Administrator shall have full power and authority to administer the Plan including the power to promulgate forms to be used with regard to the Plan, the power to promulgate rules of Plan administration, the power to settle any disputes as to rights or benefits arising from the Plan, and the power to make such decisions or take such action as the Plan Administrator, in its sole discretion, deems necessary or advisable to aid in the proper maintenance of the Plan.


                                 ARTICLE V

     5.1 Funding. The rights of a Participant to payment of benefits under the Plan shall be those of an unsecured creditor of the Company. The Company may provide for payment of amounts payable under the Plan out of the Company's general assets. Alternatively, the Company may provide, in whole or in part, for payment of amounts payable under the Plan from the assets of a trust established for such purpose, and to the extent of such funding, payment of amounts due under the Plan shall be made from such trust and shall pro tanto discharge the Company's liability for payment under the Plan. However, no such trust shall place assets beyond the reach of the creditors, in the event of insolvency or bankruptcy, of the participating company on whose account assets are held under such trust.

                               ARTICLE VI

     6.1 Non-Alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.


                              ARTICLE VII

     7.1 Delegation of Administrative Duties. Administrative duties imposed by this Plan may be delegated by the Plan Administrator.

     7.2 Governing Law. This Plan shall be governed by the laws of the State of Delaware.